Exhibit 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Copy

LICENSE AGREEMENT

BY AND BETWEEN

CAMURUS AB

AND

RA PHARMACEUTICALS INC

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF CONTENTS

1	DEFINITIONS	3

2	LICENSE GRANT TO RA PHARMA	12

3	DEVELOPMENT OF PRODUCT	14

4	COMMERCIALIZATION	17

5	PAYMENT OBLIGATIONS	18

6	MANUFACTURE	22

7	INTELLECTUAL PROPERTY	23

8	CONFIDENTIALITY	31

9	REPRESENTATIONS AND WARRANTIES	34

10	INDEMNIFICATION	35

11	TERM AND TERMINATION	37

12	MISCELLANEOUS PROVISIONS	39

EXHIBIT 1.4 CAMURUS PLATFORM IP AND		45

CAMURUS PLATFORM PATENT RIGHTS		45

EXHIBIT 1.6 CAMURUS TRADEMARKS		46

EXHIBIT 1.16 DEVELOPMENT PLAN		47

EXHIBIT 1.18(A) DRUG CHEMICAL STRUCTURE		48

EXHIBIT 1.18(B) METABOLITES		49

EXHIBIT 7.2 (C) EXPERT’S DETERMINATION		50

EXHIBIT 8.5 PRESS RELEASE		51

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement is made as of the Effective Date (hereinafter defined) between Camurus AB, a limited liability company organized and existing under the laws of Sweden and having its principal place of business at Ideon Science Park, Sölvegatan 41, SE-223 70 Lund, Sweden (“Camurus”) and Ra Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware and having its principal place of business at 87 Cambridge Park Drive, Cambridge, Massachusetts (“Ra Pharma”) (each a “Party” and collectively, the “Parties”).

WITNESSETH

WHEREAS, Camurus is the owner of all right, title and interest in and to certain patent rights and know-how relating to the FC Technology (as defined below) which delivers therapeutic levels of drug substance over extended periods by offering a lipid based injectable liquid solution that, within minutes after injection, forms a controlled release liquid crystal gel matrix in situ on contact with body fluids at the site of injection;

WHEREAS, Ra Pharma has capabilities in the development, manufacture, promotion, marketing, sales and life cycle management of pharmaceutical products and is the owner of all right, title and interest in and to certain proprietary molecules including the drug compound known as zilucoplan;

WHEREAS, Camurus and Ra Pharma have engaged previously in exploring the feasibility of formulating zilucoplan using FC Technology under a Feasibility Study Agreement having an effective date of November 2, 2017 as amended on February 28, 2018 (hereinafter “FSA”);

WHEREAS, Ra Pharma wishes to obtain an exclusive world-wide license to the FC Technology to develop, manufacture, have manufactured, promote, market, offer for sale, distribute and sell Products containing zilucoplan and additionally up to three (3) unique Ra Pharma proprietary macrocyclic compounds in the Licensed Field in the Territory, provided that such additional compounds are each cleared by the Gatekeeping Procedure; and

WHEREAS, Camurus is willing to grant such exclusive world-wide rights to Ra Pharma upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

1                                                  DEFINITIONS

1.1                                        “Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.2                                        “Camurus Collaboration Inventions” shall have the meaning set out in Section 7.2 (c)(a).

1.3                                        “Camurus IP” means the Camurus Platform IP and Camurus’ interest in any Joint Collaboration IP, including Injection Device Collaboration Inventions pursuant to Section 7.2(g).

1.4                                        “Camurus Platform IP” means all Intellectual Property that is Controlled by Camurus or any of its Affiliates during the Term hereof (whether as a result of activities under this Agreement, the FSA, or otherwise) and that is necessary or useful to make or have made, use, offer to sell, sell, have sold, import, or otherwise exploit a Product, and that Covers or relates to the FC Technology or the injection of a Product formulated using the FC Technology (including any injection devices or methods related thereto) and does not specifically claim a Drug or Product. All Patent Rights within Camurus Platform IP existing on the Effective Date are listed in Exhibit 1.4. Camurus shall provide Ra Pharma with an update of such Exhibit in connection with the JPT or when requested by Ra Pharma.

1.5                                        “Camurus Platform Patent Rights” means Patent Rights within the Camurus Platform IP.

1.6                                        “Camurus Trademark” means Trademarks Controlled by Camurus, including FluidCrystal® and other Trademarks described in Exhibit 1.6, that relate to the FC Technology.

1.7                                        “Clinical Trials” means human clinical trials conducted on healthy volunteers or patients to provide data supporting Regulatory Approval of such drug or label expansion of such drug.

1.8                                        “CMO” means one or more Third Party contract manufacturing organization(s) that may be used to source ingredients, components, packaging materials and the like and to manufacture, package, label and quality release Ra Pharma’s requirements for Product for use and/or sale in the Territory.

1.9                                        “Collaboration Inventions” means all Inventions conceived or created by either Party, alone or jointly or by any of its Affiliates or by a Third Party on behalf such Party in the course of performing activities under the FSA or this Agreement.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.10                                 “Commercialization Plan(s)” shall have the meaning set out in Section 4.3.

1.11                                 “Commercially Reasonable Efforts” means the level of effort and resources required to develop, manufacture, register and commercialize a Product, or to accomplish another objective, [***].

1.12                                 “Confidential Information” means the following, subject to the exceptions set forth in Section 8.1:

(i)            the terms and conditions of this Agreement, for which each Party will be considered a Disclosing Party and a Recipient;

(ii)             Know-How within Camurus IP for which Camurus will be considered the Disclosing Party and Ra Pharma shall be the Recipient;

(iii)            Know-How within Ra Pharma IP for which Ra Pharma will be considered the Disclosing Party and Camurus shall be the Recipient; and

(iv)             any other non-public information, whether or not patentable, disclosed or provided by one Party to the other Party in connection with this Agreement, including, without limitation, information regarding such Party’s strategy, business plans, objectives, research, technology, products, IP strategy, business affairs or finances including information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties under this Agreement, for which the Party making such disclosure will be considered the Disclosing Party and the receiver will be the Recipient.

1.13                                 “Control” or “Controlled” means possession by a Party of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, to Intellectual Property and rights to access or cross-reference regulatory filings without violating the terms of any agreement or other arrangement with any Third Party.

1.14                                 “Cover”, “Covering” or “Covered” means, with respect to a claim of a patent directed to a composition or method, that the manufacture, use, offer for sale, sale or importation of the composition or method would infringe such claim of the patent, or, with respect to a claim of a pending patent application directed to a composition or method, would infringe such claim if such application were to issue, but for ownership thereof or a license thereto.

1.15                               “Development Data” means all chemistry, manufacturing and control, preclinical and clinical data including, without limitation, pharmacological, pharmacokinetic,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

pharmaceutical development and toxicological data that is generated at any time during the Term of this Agreement by or for either Party and their Affiliates or any of Ra Pharma’s licensees or sub-licensees in the course of performing activities under this Agreement .

1.16                                 “Development Plan” means Ra Pharma’s plan for pre-clinical and clinical development and registration of a Product in the Territory together with associated budget. The initial Development Plan is attached hereto as Exhibit 1.16.

1.17                                 “Disclosing Party” means the Party which discloses Confidential Information to the other Party.

1.18                                 “Drug” means (i) zilucoplan (also known as RA-101495) with the chemical structure described in Exhibit 1.18 and any salts or those metabolites set forth on Exhibit 1.18(b) hereto, and (ii) each Gated Compound, including any salts thereof.

1.19                                 “Effective Date” means the date of the signature of the last Party to execute this Agreement.

1.20                                 “Exclusive Indications” means as defined in Section 2.6.

1.21                                 “FC Technology” means Camurus’ formulation depot technology comprising a lipid based injectable liquid solution that, after injection, forms a controlled release liquid crystal gel matrix in situ on contact with body fluids at the site of injection.

1.22                                 “First Commercial Sale” means the date on which a Product is first sold following Regulatory Approval in the Territory by Ra Pharma or any of its Affiliates or Sublicensees to a Third Party (other than sales by Ra Pharma to its Affiliates) in a commercial arm’s length transaction.

1.23                                 “FTE” means a full-time equivalent person year equal to at least [***] per year of work carried out by an employee.

1.24                                 “FTE Costs” means the cost of FTEs at the FTE Rate.

1.25                                 “FTE Rate” means the price of a single FTE per calendar year. The FTE Rate shall be [***] for all staff. The FTE Rate reflects the fully burdened internal costs of an FTE including all employee-related compensation, including but not limited to, salaries, wages, bonuses, benefits, profit sharing, share option grants, and any other employment costs, including travel and associated subsistence costs (but excluding travel and subsistence costs incurred in any travel) and professional dues and allocable overhead. On the 1 January each calendar year, commencing with 1 January 2020, the FTE Rate will be increased by the percentage (%) increase in inflation as measured by the Swedish Consumer Price Index published by Statistics Sweden (Sw. Statistiska Centralbyrån) on each 1 January of each calendar year. Camurus shall provide JPT with the revised FTE Rate by 1 February of each calendar year.

1.26                                 “Gated Compound” means each of up to three (3) proprietary Ra Pharma macrocyclic compounds that Ra Pharma desires to include in the license rights granted herein and which has passed the Gatekeeping Procedure.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.27                                 “Gatekeeping Procedure” means the procedure set forth in Sections 2.5.

1.28                                 “GCP” means Good Clinical Practices, as set forth in the ICH Harmonized Guidance on Good Clinical Practice (CPMP/ICH/135/95).

1.29                                 “GMP” means Good Manufacturing Practices, as set forth in the Rules Governing Medicinal Product in the European Union volume 4 and the equivalent requirements and/or applicable guidance in any other jurisdiction in the Territory.

1.30                                 “Generic Product” means a product approved under an Abbreviated New Drug Application, or ANDA, or any non-United States equivalent filing, with the Product as the reference product, that is “therapeutically equivalent” as evidenced by the assignment of any ‘A’ level therapeutic equivalence rating by the FDA, or any non- United States equivalent rating, such that the product is therapeutically equivalent to the Product, or otherwise is generally substitutable by the pharmacist for the Product when filling a prescription written for the Product without having to seek authorization to do so from the physician writing such prescription.

1.31                                 “IND” means an Investigational New Drug application (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby) filed with the FDA in conformance with applicable laws and regulations, and the equivalent thereof (or other right to commence clinical testing in humans), as applicable, in jurisdictions outside the United States.

1.32                                 “Injection Device Collaboration Inventions” means as defined in Section 7.2(c)(g).

1.33                                 “Intellectual Property” or “IP” means any Patent Rights, Trademarks, Know-How, Confidential Information, and any other intellectual property rights, whether or not patentable.

1.34                                 “Invention(s)” means all inventions (whether patentable or not and whether arising from or embodied in any Know How) that are conceived hereunder by or on behalf of a Party or its Affiliates, whether solely or jointly with the other Party or any Third Party.

1.35                                 “Joint Collaboration Invention(s)” shall have the meaning as defined in Section 7.2(c).

1.36                                 “Joint Collaboration IP” means the Joint Collaboration Patent Rights and Joint Collaboration Inventions.

1.37                                 “Joint Collaboration Patent Rights” means as defined in Section 7.3(c).

1.38                                 “JPT” means the Joint Project Team referred to in Section 3.4.

1.39                                      “Know-How” means technical and other information which is not in the public domain, including information comprising or relating to concepts, trade secrets, data, designs, discoveries, formulae, ideas, inventions, materials, methods, models,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities. Know-How includes documents containing Know-How, including any rights including trade secrets, copyright, database or design rights protecting such Know-How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

1.40                                 “Licensed Field” means any and all uses including, but not limited to, the treatment, prevention, diagnosis, amelioration or modification of any disease, disorder or condition.

1.41                                 “Major Markets” means [***].

1.42                                 “NDA” means a new drug, biologic or other application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent application to the FDA or other applicable Regulatory Authority (excluding local and general business licenses and permits) required to be approved before commercial sale or use of the Product as a pharmaceutical or medicinal product in any formulation or dosage form (excluding any pricing and reimbursement approvals), together with all subsequent submissions, supplements and amendments thereto.

1.43                                 “NDA Approval” means approval of an NDA by the FDA or other applicable Regulatory Authority.

1.44                                 “Net Sales” means the gross amount invoiced by Ra Pharma or its Affiliates or Sublicensees, as applicable, for sale of Product to any Third Party, less deductions for:

(i)                cash discounts actually given; (ii) freight, shipping insurance and other transportation expenses; (iii) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale); (iv) returns, rebates, chargebacks and other allowances; (v) deductions for health care reform fees and similar deductions for fees imposed by governmental entities; and (vi) write offs for bad debt.

All such deductions shall be fairly and equitably allocated to the Product and other products or services of Ra Pharma, its Affiliates and Sublicensees, such that the Product does not bear a disproportionate portion of such deductions. The transfer of Product by Ra Pharma to an Affiliate or Sublicensee shall not be deemed a sale. Net Sales shall be calculated in accordance with generally accepted accounting principles in the United States (US GAAP), consistently applied.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.45                                 “Patent Right” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including utility applications, divisionals, continuations, continuations-in-part, and reissue applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications

(a)        and (b), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (a), (b) and (c).

1.46                                 “Placebo Development Data” means Development Data that relates solely to the FC Technology without inclusion of any “active moiety”, e.g. zilucoplan or any Gated Compound, including those portions of the Development Data that are directly related to safety and CMC aspects of the FC Technology and do not include information concerning the Drug.

1.47                                 “Product(s)” means a product containing a Drug as the sole active pharmaceutical ingredient formulated with the FC Technology for injection. For clarity, Products comprised of the same active pharmaceutical ingredient and delivered by similar drug administration methods (e.g., injection, such as by pen, syringe and needle, or needle- free) regardless of duration or dose or nature of the formulations of the FC Technology, shall be considered the same Product. Where the Drug formulated with the FC Technology is contained in an injection device the term “Product” shall be deemed to include also such injection device.

1.48                                 “Prosecute” or “Prosecuting” means with regard to specified Patent Rights, preparing, filing, prosecuting, validating, maintaining and defending such Patent Rights, including with respect to any re-examination, reissue, revocation, interference, nullity proceeding, post grant review or opposition proceedings including any appeal therefrom. For the avoidance of doubt, “Prosecuting” excludes any infringement suits and nullity actions attendant to such infringement suits or other legal proceedings to enforce the specified Patent Rights, regardless of whether or not such proceedings involve the defense of the Patent Rights in suit.

1.49                                 “Ra Pharma Collaboration Inventions” shall have the meaning set forth in Section 7.2(b).

1.50                                 “Ra Pharma IP” means the Ra Pharma Product IP and Ra Pharma’s interest in any Joint Collaboration IP.

1.51                                      “Ra Pharma Product IP” means (a) all Patent Rights; (b) all Know-How; and (c) all other Intellectual Property in each case (a) - (c) Controlled by Ra Pharma or any of its Affiliates as of the Effective Date or that become Controlled by Ra Pharma or its Affiliates during the Term hereof (whether as a result of activities under this Agreement or the FSA, or otherwise) that is necessary or useful to make or have made, use, offer to sell, sell, have sold, import, or otherwise exploit a Product.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.52                                 “Ra Pharma Trademarks” means any Trademark owned or registered by Ra Pharma or that may be granted to Ra Pharma in the Territory to be used in connection with a Product in the Territory but excluding any Camurus Trademarks.

1.53                                 “Recipient” means the Party which receives Confidential Information from the other Party.

1.54                                 “Regulatory Approvals” means any approvals over and above NDA Approvals, such as licenses, registrations, or authorizations granted or issued by any Regulatory Authority necessary for the manufacture, packaging, labeling, use, storage, transport, export, import, clinical testing, promotion or sale of the Product in a country, including pricing and reimbursement approvals to the extent the applicable Regulatory Authority in such country require a pricing or reimbursement approval prior to commercialization of a Product in such country.

1.55                                 “Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA, in any country involved in the granting or receipt as the case may be of INDs, NDAs or Regulatory Approvals.

1.56                                 “Sublicensee” shall have the meaning defined in Section 2.3.

1.57                                 “Term” shall have the meaning defined in Section 11.1.

1.58                                 “Territory” means the entire world.

1.59                                 “Third Party” means any entity other than Camurus or Ra Pharma or their respective Affiliates.

1.60                                 “Trademarks” means registered trademarks and applications therefor, unregistered trade or service marks and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the laws of any jurisdiction and, for purposes of this definition, trade dress.

1.61                                 “Valid Claim” means a claim of a granted Patent (or, subject to the last sentence of this definition, published Patent application) that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, other post grant procedures or similar proceedings. In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and must not have been pending for more than [***] ([***]) years from the earliest priority date of the first application in such family, in which case said claim will cease to be considered a Valid Claim unless and until a patent issues that recites such claim.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.62                                 Interpretation

Whenever a provision of this Agreement uses the term “including” (or “includes”, “contains” or “containing”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

“Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recital, Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and the terms and conditions incorporated in such recitals, Exhibits, provided, that in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the recitals or Exhibits, the terms of the body of this Agreement shall control;

In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of and to this Agreement;

Unless otherwise provided, all references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years;

Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless to context requires otherwise; and

Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2                                                  LICENSE GRANT TO RA PHARMA

2.1                                        License Grant: Camurus hereby grants to Ra Pharma, and Ra Pharma hereby accepts, an exclusive royalty-bearing license under the Camurus IP to develop, make or have made, use, sell, offer for sale, market, import, export, distribute, promote, and otherwise commercialize Products in the Licensed Field in the Territory. The exclusive rights of Ra Pharma granted herein are subject to the rights required for Camurus to perform its obligations and exercise its rights under this Agreement.

2.2                                        Subcontracting: Subject to the terms of Section 2.3, Ra Pharma and its Affiliates shall have the right, without obtaining the written consent of Camurus, (i) to subcontract its development, manufacturing and commercialization responsibilities under this Agreement (and grant any necessary sublicenses in connection therewith), and (ii) to the extent commercially reasonable to do so, engage contract sales organizations to supplement or complement Ra Pharma’s own sales force. Ra Pharma shall at all times be liable for all such activities as if such activities had been undertaken by Ra Pharma hereunder. Without limiting the foregoing, Ra Pharma may only subcontract manufacturing of the material embodying the FC Technology and Product within the US, EU (including UK) and Japan without Camurus’ prior written approval.

2.3                                        Sublicenses: Subject to Section 2.2, Ra Pharma may not grant sublicenses under the license granted under Section 2.1, except as follows:

(a)      Ra Pharma may grant sublicenses to Camurus IP to any of its Affiliates or Third Parties as required to make and have made the Product;

(b)           Ra Pharma may grant sublicenses to the Camurus IP to any of its Affiliates or Third Parties to develop, make, have made, use, sell, offer for sale, market and promote a Product in the Licensed Field in the Territory;

provided, that in each such case (a) and (b): (i) Ra Pharma shall be liable to Camurus as if Ra Pharma is exercising such sublicensed rights itself under this Agreement; (ii) the Sublicensee shall not be permitted to grant further sublicenses, unless the Sublicensee is an Affiliate of Ra Pharma, in which case the Sublicensee may sublicense any portion of its rights to another Affiliate of Ra Pharma for so long as such entity remains an Affiliate of Ra Pharma; and (iii) Ra Pharma shall provide upon written request by Camurus reasonable assurance that its Sublicensees comply with confidentiality, indemnity, reporting, audit rights, access to data (including to obtain rights to Placebo Development Data, as applicable pursuant to this Agreement, from Sublicensees), and information obligations at least equal to those set forth in this Agreement. Ra Pharma shall promptly provide notice to Camurus of any sublicense granted pursuant to this Section 2.3. Any person or entity that receives a sublicense or is otherwise granted the right to promote and sell the Product as permitted hereunder is a “Sublicensee”. Notwithstanding the foregoing, Ra Pharma may only grant to a Sublicensee rights to manufacture the material embodying the FC Technology and Product within the US, EU (including UK) and Japan, without Camurus’ prior written approval.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.4                                        Grant Back to Camurus: Ra Pharma hereby grants to Camurus, and Camurus hereby accepts, a world-wide, paid up, non-exclusive, perpetual license, with the right to sublicense, solely to develop, make or have made, use, sell, offer for sale, market and promote any products in the Territory where such license is limited solely to those portions of Ra Pharma’s interest in any Collaboration Inventions and/or Patent Rights claiming such Collaboration Inventions (but excluding Ra Pharma’ Development Data which is addressed in Section 3.7)) that: (a) are directly related to the FC Technology and (b) that do not relate to (with respect to Know-how) or claim (with respect to Patent Rights) the Drug or the Product or any method of making or using the same. In the event that Camurus sublicenses any of its rights under this Section 2.4, (i) Camurus shall be liable to Ra Pharma as if Camurus were exercising such sublicensed rights itself under this Agreement; and (ii) Camurus shall ensure that any sublicensee of Camurus’ rights under this Section 2.4 is required to comply with obligations with respect to confidentiality and indemnity owed by such sublicensee to Camurus that correspond and are no less stringent than the obligations owed by Camurus to Ra Pharma pursuant to this Agreement with respect to confidentiality and indemnity.

2.5                                        Gatekeeping Procedure: On one or more occasions during the first [***] ([***]) months following the Effective Date, Ra Pharma may notify Camurus in writing that it wishes to include additional proprietary Ra Pharma macrocyclic compound(s) in the license rights granted in Section 2.1 (the “Compound Notice”). The Compound Notice shall include details on the chemical structure of the proposed macrocyclic compound as well as target indication(s). Camurus shall within [***] ([***]) days from its receipt of the Compound Notice (i) in good faith determine whether (i) Camurus has itself initiated bona fide research or development efforts that Camurus can reasonably show is competing with the compound subject to the Compound Notice (e.g. having the same indication and/or target as the compound subject to the Compound Notice); or (ii) Camurus is contractually prohibited under any contract with a Third Party from granting to Ra Pharma the licenses set forth in this Agreement with respect to such compound; and (iii) notify Ra Pharma in writing of the results of such determination i.e. whether the notified macrocyclic compound(s) has passed the Gatekeeping Procedure or not. Any notice provided by Camurus hereunder shall set out the reasons for Camurus’ determination, provided however, that Camurus shall be under no obligation to disclose any confidential information of a Third Party or any Camurus’ proprietary information concerning its internal research and development efforts or plans. A proprietary Ra Pharma macrocyclic compound which Camurus has notified Ra Pharma has passed the Gatekeeping Procedure shall be deemed a Gated Compound for the purposes of this Agreement. If [***] ([***]) proprietary Ra Pharma macrocyclic compounds have passed the Gatekeeping Procedure and are deemed Gated Compounds hereunder, then Ra Pharma shall have no further rights under this Section 2.5 and in all events Ra Pharma’s rights under Section 2.5 shall cease twenty-four (24) months after the Effective Date.

2.6                                        Exclusivity: Provided that Ra Pharma [***], Camurus shall not grant to any Third Party any rights under the Camurus IP to develop and commercialize any peptide or protein complement C5

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

inhibitor (whether cyclic or linear) for treatment of [***], nor shall Camurus itself develop or commercialize any peptide or protein complement C5 inhibitor for treatment of [***]. If Ra Pharma [***], then Camurus shall no longer have any obligations under this Section 2.6. Subject to the cure periods permitted in Section 11.3, provided [***], Camurus’ exclusivity granted to Ra Pharma for [***] as set forth in this Section 2.6 shall continue until the end of the Term of this Agreement.

3                                                  DEVELOPMENT OF PRODUCT

3.1                                        Ra Pharma Development Responsibility and Diligence: Ra Pharma shall have the responsibility to develop the Products within the scope of the rights granted to it hereunder at its own cost and Ra Pharma shall in doing so at all times exercise Commercially Reasonable Efforts and shall otherwise comply with the terms and conditions of this Agreement. Ra Pharma shall keep the JPT regularly appraised of the progress of the execution of the Development Plan. Ra Pharma shall provide to the JPT draft forms of protocols for the purpose of obtaining comments. Ra Pharma in good faith shall consider all comments provided by Camurus within the [***] ([***]) day period following Camurus receipt of such protocols, provided, however, and subject to Ra Pharma’s responsibility to exercise Commercially Reasonable Efforts, that at all times Ra Pharma shall have the final decision rights over all decisions related to Product development, any trial protocols, and (in relation to Section 3.2) amendments to the Development Plan. Ra Pharma may update the Development Plan at any point to reflect changes in the progress of development.

3.2                                        Camurus Services: Ra Pharma may utilize Camurus to perform certain agreed development activities as shall be specified in a separate work order to a written addendum to the Development Plan. Any addendum or amendment to the Development Plan requiring Camurus to perform services shall require the written agreement of Camurus. Ra Pharma shall reimburse Camurus for its costs and expenses incurred in providing such services pursuant to a budget for such costs and expenses, including FTE Costs (to the extent beyond the [***] hours to be provided at Camurus’ expense pursuant to Section 3.3), which shall be set forth in the addendum to the Development Plan. Such costs and expenses incurred by Camurus may be invoiced to Ra Pharma on a [***] basis. Ra Pharma shall effect payment of all invoices to Camurus’ designated bank account within [***] ([***]) days after the date of Camurus’ invoice. Camurus shall together with such invoices provide reasonable available supporting documentation of such costs and expenses (including relevant Third Party invoice and specification of hours worked by Camurus and a summary of the work performed). Ra Pharma agrees not to withhold payment in respect of any Third Party

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

costs that are within an agreed budget, although Ra Pharma may dispute the same. For clarity, Camurus shall not be obliged to carry out any activities unless Ra Pharma has agreed to reimburse Camurus for the associated costs and expenses.

3.3                                        Certain Camurus Support Provided at Camurus’ Expense: Following the Effective Date, Camurus will provide up to [***] ([***]) man-hours of support from Camurus employees as requested by Ra Pharma. These hours of support will be provided by Camurus at its own expense, and Ra Pharma will not be required to pay for this support. The first [***] ([***]) man-hours of support provided by Camurus to Ra Pharma at Ra Pharma’s request will be handled pursuant to this Section regardless of whether the requested support relates to development, regulatory, tech transfer, manufacturing or other issues.

3.4                                        Joint Project Team: Upon the Effective Date, the Parties shall appoint a Joint Project Team (the “JPT”) which shall be the primary forum for exchange of information between the Parties but, for the avoidance of doubt, shall have no decision making authority. The JPT shall have the following responsibilities:

(i)                                  Coordination of project activities;

(ii)                               Reviewing the progress and results of Ra Pharma’s development and commercialization efforts and reviewing amendments to the Development Plan;

(iii)                            Discuss and review the status of patent applications directed to Collaboration Inventions as well as discussing procedures for filing of Joint Patents;

(iv)                           Reviewing the progress of Camurus’ technology transfer activities in respect of the Product as detailed in Section 6; and

(v)                              Discuss publications regarding a Product (such as abstract presentations at conferences, symposia, press releases, and the like).

3.5                                        Meetings of the JPT

The JPT shall consist of [***] representatives appointed by each of Camurus and Ra Pharma, and shall be chaired by [***]. Each Party may invite ad hoc attendance by non-JPT members, provided that where matters under Section 3.4 (iii) and/or (v) are to be raised, each Party will have patent counsel in attendance.

The JPT shall meet as necessary but in any event no less frequently than [***]. Meetings of the JPT may take place by telephonic or video conference unless otherwise agreed. Minutes from the meetings shall be kept by the Chairman of the JPT and circulated to Camurus members within a reasonable time for comments and approval.

Each Party shall bear its own costs, including travel and lodging for its personnel serving on the JPT or attending meetings of the JPT.

Each Party shall submit to the JPT members [***] ([***]) days in advance of each JPT meeting reasonably detailed progress and other reports to keep the JPT

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

informed of the current progress and status of the conduct of its respective activities.

3.6                                        Regulatory Filings and Approvals in the Territory: Ra Pharma shall be responsible for, and have final decision-making authority with respect to, applying for and obtaining Regulatory Approvals for each Product in the Territory, at all times using Commercially Reasonable Efforts, which applications and approvals shall be held by and in the name of Ra Pharma. Camurus shall provide assistance as reasonably requested in (i) compiling an IND and NDA, including any supplements and/or amendments; (ii) providing support for meetings with Regulatory Authorities; and (iii) responding to questions from the Regulatory Authorities on technical (as opposed to pricing) questions on a Product and Camurus shall be reimbursed for such work at Camurus FTE Costs and reimbursement of documented expenses (to the extent beyond the [***] hours to be provided at Camurus’ expense pursuant to Section 3.3).

3.7                                        Development Data: To the extent permitted by law and subject to the terms and conditions of this Agreement, Ra Pharma grants Camurus, its Affiliates and licensees the right to cross-reference any portions of any Placebo Development Data Controlled by Ra Pharma or its Affiliates that have been submitted to the FDA or any other applicable Regulatory Authorities by Ra Pharma, its Affiliates or licensees, solely as may be necessary or useful for Camurus’, its Affiliates’ and licensees’ regulatory filings in the Territory for other products that utilize the FC Technology, provided that such other products do not consist of a Product. Camurus shall provide Ra Pharma with notice when it shares any Placebo Development Data with any licensee, and with at least [***] ([***]) days advanced written notice of the regulatory agency and division which is receiving any cross-reference filing, before Camurus or any of its Affiliates or licensees exercises any right of cross-reference as contemplated under the foregoing provisions of this Section. Ra Pharma shall give Camurus, its Affiliates and licensees reasonable access to and right to use (including the right to copy where reasonably required) a copy of those portions of the Placebo Development Data, in each case only to the extent that such right of reasonable access and use is necessary or useful for development or regulatory filings for products that utilize the FC Technology and do not consist of a Product. Ra Pharma hereby grants to Camurus, its Affiliates and licensees a right to reference and use Placebo Development Data Controlled by Ra Pharma or its Affiliates for the purpose of filing, maintaining, defending and enforcing patent applications and patents covering Camurus Collaboration Inventions. Camurus shall be responsible for reimbursement to Ra Pharma of any costs on an hourly fee basis incurred in connection with the provision of access to any data by Ra Pharma pursuant to this Section, including the costs of segregating data that relates solely to the FC Technology. Such costs shall be calculated on an hourly fee basis consistent with the FTE Rate.

Within the scope of the license granted in Section 2.1, Camurus grants to Ra Pharma, its Affiliates, and sublicensees with a right of cross-reference, a right of reasonable access to and a right to use the Development Data, regulatory filings and approvals that Camurus or its Affiliates Control that are directly related to the FC Technology and that do not include information concerning any active pharmaceutical ingredient under development by Camurus or its Affiliates or licensees or sublicensees, in each

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

case only to the extent that such right to cross-reference, such right of reasonable access and such right of use is necessary or reasonably useful for regulatory filings for the Product(s) made or to be made by Ra Pharma or any of its Affiliates or sublicensees. Ra Pharma shall provide Camurus with at least [***] ([***]) days advanced written notice of the regulatory agency and division which is receiving the cross- reference filing, before Ra Pharma or any of its Affiliates or sublicensees exercises any right of cross-reference as contemplated under the foregoing provisions of this Section. Ra Pharma shall be responsible for reimbursement to Camurus of any costs incurred in connection with the provision of access to any data by Camurus pursuant to this Section, including the costs of segregating data that relates solely to the FC Technology. Such costs shall be calculated on an hourly fee basis, consistent with the FTE Rate.

3.8                                        Reporting Adverse Events: Not later than [***] ([***]) days prior to the IND filing for the first Product, Ra Pharma and Camurus shall develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events (as defined in the then current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines or any other safety problem of any significance, hereafter “Adverse Events”), product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, Sublicensees or licensees to comply with its legal obligations, including to the extent applicable, those obligations contained in ICH Guidelines. The safety data exchange procedures shall be promptly updated if required by changes in legal requirements or by agreement between the Parties. In any event, each Party shall inform the other Party of any Adverse Event of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event, provided that Ra Pharma shall only be required to inform Camurus of Adverse Events that Ra Pharma, in its sole reasonable discretion, determines may relate to the FC Technology. Ra Pharma shall be responsible for reporting all Adverse Events relating to the Product to the appropriate regulatory authorities in the countries in the Territory in accordance with the appropriate laws and regulations of the relevant countries and authorities. Ra Pharma shall ensure that its Affiliates and Sublicensees comply with all such reporting obligations. Each Party shall designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events.

3.9                                        GDPR: The Parties are committed to respect privacy and to ensure lawful processing of personal data. Each Party shall be individually responsible, as a sole data controller, for its own processing of personal data pursuant to and/or in connection with this Agreement.

4                                                  COMMERCIALIZATION

4.1                                        Responsibility: Ra Pharma shall have responsibility at its own cost to commercialize the Products in the Territory; provided that Ra Pharma shall exercise Commercially Reasonable Efforts to commercialize the Product and shall comply with the terms and conditions of this Agreement.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.2                                        Post Registration Studies; Publications: To the extent that Ra Pharma performs post registration, Phase IV clinical trials or other clinical studies of a Product following receipt of Regulatory Approval for the Product (“Ra Pharma Post-Registration Studies”), Ra Pharma shall provide Camurus with draft forms of summary protocols for major studies before commencement of any such study. Ra Pharma shall provide Camurus with draft publications [***] ([***]) days prior to submission of such drafts for publication. Ra Pharma shall consider in good faith all comments provided by Camurus within the [***] ([***]) day period following Camurus’ receipt of such protocols and publications; provided, that Ra Pharma shall have the right to determine the content and timing of all final protocols and publications so long as they conform to other requirements under this Agreement. [***] shall bear the cost of all Ra Pharma Post-Registration Studies.

4.3                                        Commercialization Plans: Beginning not later than [***] ([***]) months following filing of the first NDA for a Product in the Territory and on an annual basis thereafter, on a Product-by-Product basis Ra Pharma shall submit to Camurus, for informational purposes only, Ra Pharma’s top level commercialization plan for the Product for the following year in the Territory, (“Commercialization Plan(s )”).

5                                                  PAYMENT OBLIGATIONS

5.1                                        Signing Fee: Within [***] ([***]) calendar days of the Effective Date and upon receipt of an invoice from Camurus, Ra Pharma shall pay Camurus a non-refundable and non-creditable signing fee of Two Million US Dollars (US$ 2,000,000). Additionally, Ra Pharma shall pay [***] within [***] ([***]) calendar days from Camurus’ written notice [***] as set forth in Section 2.5 and upon receipt of an invoice from Camurus.

5.2                                        [***].

5.3                                        Milestone Payments: On a Product-by-Product basis, Ra Pharma shall pay the following non-refundable, non-creditable amounts upon the achievement of the following events, within [***] ([***]) calendar days after each such event and upon receipt of an invoice from Camurus:

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

	MILESTONE EVENT	MILESTONE PAYMENT
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]

[***]

For the avoidance of doubt, (x) each of the milestone payments shall become payable upon the occurrence of the associated milestone event, irrespective of the order in which the milestone events occur relative to each other, and (y) no amounts shall be due for subsequent or repeated achievements of any milestone event for the same Product. With the exception of milestone payments [***] above, if a particular milestone event is achieved before a milestone event that is earlier listed on the table in this Section 5.3 is achieved, then to the extent the milestone payment for such earlier listed milestone event has not already been paid, such prior milestone payment shall then also be due. In no event shall development and approval milestone payments be payable in excess of [***] for each Product.

5.4                                        Royalties

On a Product-by-Product basis, during the Royalty Term, Ra Pharma shall pay to Camurus royalties (“Royalties”) equal to the percentages on the annual Net Sales of Product as described below.

Product Net Sales Tier	Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Royalties shall be payable for a time period calculated on a Product-by-Product and country-by-country basis in respect of the licenses granted to Ra Pharma by Camurus hereunder beginning on the First Commercial Sale of such Product in such country and ending on the later of (a) [***] ([***]) years after the date of such First Commercial Sale of a Product in such country; and (b) the expiration of all Valid Claims Covering such Product within Camurus Platform Patent Rights or Patent Rights claiming Collaboration Inventions in such country. The period during which Royalties are payable in respect of a Product in any country is referred to as the “Royalty Term”.

5.5                                        Notwithstanding the provisions of Section 5.4, royalty rates shall be reduced as follows, with respect to the sale of Product in any country in the Territory during the Royalty Term, if the sale, manufacture or use of the Product in such country would not be Covered by a Valid Claim of (i) Patent Rights within the Camurus Platform Patent Rights; or (ii) Patent Rights claiming Collaboration Inventions: [***]

5.6                                        In the event that Ra Pharma obtains after the Effective Date a license to issued Patent Rights from any Third Party(ies) in order to avoid infringement of such Patent Rights when developing, making, having made, using, importing, exporting, offering to sell, selling and or otherwise exploiting the FC Technology aspects of the Product(s) (hereinafter “Third Party Licenses”), then [***] of any and all license payments (including upfront payments and royalties) actually paid under such Third Party Licenses by Ra Pharma shall be creditable against the Royalties otherwise due Camurus by Ra Pharma with respect to the sale of such Product. In no event shall the Royalties owed by Ra Pharma to Camurus in any [***] be reduced by more than [***] pursuant to this Section. At the request of Ra Pharma, Camurus shall provide reasonable assistance to Ra Pharma in obtaining any such Third Party Licenses.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.7                                        Sales Milestones: Ra Pharma shall pay the following non-refundable, non-creditable sales milestones upon the achievement of the following sales levels for all Products sold in the Territory. Ra Pharma shall notify Camurus in writing of the achievement of each milestone within [***] ([***]) days following the achievement of such milestone, and payment for any such milestones shall be made within [***] ([***]) business days of receipt of appropriate original invoice from Camurus following such notification by Ra Pharma. Sales milestones will be paid in accordance with the schedule below, with each milestone paid only once and on the first occurrence of the event, as set forth below. In the event more than one sales milestone is reached in the same year, then each such milestone shall be due that year.

Product Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

In no event shall sales milestone payments be payable in excess of US$ 55,000,000 million.

5.8                                        Royalty and Milestone Reports: Royalties and sales milestone payments shall be paid [***] each year following the First Commercial Sale of a Product or the relevant milestone event, and shall include a written report with respect to the preceding quarter (the “Payment Report”) [***] Ra Pharma shall notify Camurus in writing promptly following the achievement of any milestone described in this Section 5.

5.9                                        Payments

(a)         All payments due under this Agreement shall be paid in immediately available funds in US Dollar to the bank account designated in writing by Camurus, as the case may be. To the extent Net Sales are accrued in currencies other than US

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Dollar, Net Sales shall be converted to US Dollar, as the case may be, at the average daily rate of exchange for the applicable calendar quarter as published by Financial Times (UK edition). The calculation of the average rate of exchange shall be stated in terms of US Dollar per foreign currency units.

(b)         All payments hereunder are exclusive of any taxes, fees or charges imposed by any local or national authority. In the event that Ra Pharma reasonably determines that any tax, duty or other levy is required to be paid or withheld on account of Royalties or other payments payable to Camurus under this Agreement, such amounts shall be deducted from the amount of Royalties or other payments otherwise due. Ra Pharma shall secure and send to Camurus proof of any such taxes, duties or other levies withheld and paid by Ra Pharma for the benefit of Camurus, and cooperate with any request to ensure that amounts withheld are reduced to the fullest extent permitted by the relevant jurisdiction.

(c)          Any payments that are not paid within the date such payments are due under this Agreement shall bear interest at an annual rate of interest equal to the London Interbank Offered Rate (“LIBOR”), plus [***], calculated on the number of days such payment is delinquent.

5.10                                 Books and Records; Audit Rights: Ra Pharma shall keep full and true books of accounts and other records in sufficient detail so that the Royalties payable hereunder can be properly ascertained. Ra Pharma shall, at the request of Camurus, permit a nationally recognized independent certified public accountant selected by Camurus to have access during ordinary business hours, to such books and records as may be necessary to determine the correctness of any Payment Report or payment made under this Agreement or to obtain information as to Royalties and milestones payable in case of failure to report or pay pursuant to the terms of this Agreement. The auditor shall execute a written confidentiality agreement with Ra Pharma and shall disclose to Camurus only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The auditor shall send a copy of the report to Ra Pharma at the same time it is sent to Camurus. Such examination shall be conducted (a) after at least [***] ([***]) days prior written notice from Camurus, (b) at the facility(ies) where such books and records are maintained, and (c) no more frequently than [***] in any calendar year. Camurus shall be responsible for expenses for the independent certified public accountant, except that Ra Pharma shall reimburse Camurus in full thereof if the independent accountant determines the Royalties and milestones paid by Ra Pharma to Camurus are less than [***] percent ([***]%) of the amount actually owed for the period of the audit. As a condition to any sublicense granted by Ra Pharma hereunder, Ra Pharma shall ensure that Camurus has the same audit rights as those described in this Section 5.10 with respect to any such Ra Pharma Affiliate or Sublicensee.

6                                                  MANUFACTURE

Technology Transfer: Camurus shall use Commercially Reasonable Efforts to transfer such of its manufacturing technology as may be reasonably necessary to enable Ra Pharma or CMO to manufacture the Products for non-clinical, clinical and commercial

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

use and the Parties shall use Commercially Reasonable Efforts to complete the technology transfer within [***] ([***]) months from Effective Date. Camurus shall use Commercially Reasonable Efforts to provide technical assistance to enable the use of such manufacturing technology to manufacture the Products. Prior to such technology transfer, the Parties will agree upon a technology transfer plan and corresponding budget. Ra Pharma shall reimburse Camurus its out of pocket costs and expenses as well as Camurus’ FTE Costs incurred in providing such technology transfer and technical assistance (to the extent beyond the [***] hours to be provided at Camurus’ expense pursuant to Section 3.3). Camurus shall be reimbursed by Ra Pharma on a [***] basis, within [***] ([***]) days of receipt of an invoice setting forth such costs and expenses.

7                                                  INTELLECTUAL PROPERTY

7.1                                        Trademarks

(a)           Ra Pharma shall have the right to select, and shall register and maintain, at its expense, such Product Trademarks as shall be used for the promotion, marketing and sale of any Product in the Territory. Ra Pharma shall own such Product Trademarks and all goodwill associated therewith.

(b)                    Ra Pharma may use the Camurus Trademark for commercialization of Products in the Territory. If Ra Pharma opts to use the Camurus Trademark, save to the extent Ra Pharma may be required to do so by a Regulatory Authority or pursuant to the requirements of a Regulatory Approval, Ra Pharma shall not conceal or otherwise obscure, remove or otherwise interfere with the Camurus Trademark. Ra Pharma shall not register or use any Trademark confusingly similar to any Camurus Trademark or any other Trademarks used by Camurus with the FC Technology. Ra Pharma shall ensure that each reference to and use of the Camurus Trademark in any marketing material related to a Product is accompanied by an acknowledgement that the Camurus Trademark is owned by Camurus and used by Ra Pharma under license. Ra Pharma shall adhere to any reasonable requests from Camurus relating to Ra Pharma’ use of the Camurus Trademark.

7.2                                        Ownership of Collaboration Inventions

Subject to the terms hereof, including the licenses and other rights granted hereunder, all Collaboration Inventions shall be owned as follows:

(a)                       All Collaboration Inventions including Joint Collaboration Inventions conceived or created by either Party or a Third Party on behalf of such Party during the Term relating to (i) solely the FC Technology; or (ii) the FC Technology incorporating any active pharmaceutical ingredient without relating specifically to a Drug or Product, shall be exclusively owned by Camurus (“Camurus Collaboration Inventions”). Ra Pharma hereby assigns, and to the extent such present assignment is not possible, agrees to assign its entire right, title, and interest in any such Collaboration Inventions to Camurus.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)                       All Collaboration Inventions including Joint Collaboration Inventions conceived or created by either Party or a Third Party on behalf of such Party during the Term relating (i) solely to a Drug, or (ii) solely to a Product, shall be exclusively owned by Ra Pharma (“Ra Pharma Collaboration Inventions”). Camurus hereby assigns, and to the extent such present assignment is not possible, agrees to assign its entire right, title, and interest in any such Collaboration Inventions to Ra Pharma.

(c)                        The Parties shall co-own all Joint Collaboration Inventions, other than Joint Collaboration Inventions which are Camurus Collaboration Inventions or Ra Pharma Collaboration Inventions described above in (a) and (b), and, subject to the rights granted each Party under this Agreement, each Party shall have an undivided interest therein, and may make, use, sell, keep, license or assign its interest in such co-owned Joint Collaboration Inventions and otherwise undertake all activities a sole owner might undertake with respect to such co- owned Joint Collaboration Inventions, without the consent of and without accounting to the other Party. “Joint Collaboration Inventions” means Collaboration Inventions for which it is determined, in accordance with the patent laws of the United States, that both: (i) one or more employees, consultants or agents of Camurus or any other persons obligated to assign such Collaboration Invention to Camurus; and (ii) one or more employees, consultants or agents of Ra Pharma or any other persons obligated to assign such Collaboration Invention to Ra Pharma, are joint inventors of Collaboration Invention. For any co-owned Joint Collaboration Inventions that could be the subject of an application for a Patent Right, the JPT, will consult with the respective patent counsels of each Party prior to filing the application therefor to confirm that it is a Joint Invention. Each Party will provide information relevant to such determination to the JPT and such patent counsel. If the JPT based on the determination of inventorship fails to agree whether there has been joint inventorship, the application for the Patent Right will continue to be filed as Joint Collaboration IP under the procedures set out in this Section 7 and the dispute will be referred to an independent US law firm acceptable to each of the Parties for Expert Determination as provided in Exhibit 7.2(c).

(d)                       For clarity and notwithstanding Section 7.2 (a), all Placebo Development Data shall be exclusively owned by Ra Pharma. Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly upon conception or creation of each Collaboration Invention, and, to the extent a Party is granted rights hereunder in such Collaboration Invention, shall provide a copy of the same to the other Party.

(e)                        For the avoidance of doubt, neither Party is granted any license rights to any intellectual property rights of the other Party which may be required for such Party to use a Collaboration Invention, unless otherwise expressly granted herein.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(f)                         Each of the Parties shall do all such acts and things and execute all such deeds and documents as may be necessary or desirable for them to perfect their rights of ownership as specified in this Section 7.2 and otherwise implement the provisions of this Section 7. Each Party shall, and shall cause its applicable Affiliates, Third Party subcontractors, and their respective employees and agents to, perform at the requesting Party’s cost all reasonable acts reasonably requested, including the execution of confirmatory deeds and assignment documents of Patent Rights as may be necessary or desirable for them to perfect their title therein in accordance with the forgoing provisions of this Section.

(g)                        Notwithstanding anything to the contrary in this Section 7.2, all injection devices that constitute Collaboration Inventions (“Injection Device Collaboration Inventions”) shall be owned and handled as follows:

(i)                                     Injection Device Collaboration Inventions jointly conceived or created by both the Parties (or Third Parties acting on behalf of both Parties) shall constitute Joint Collaboration Inventions.

(ii)                                 Injection Device Collaboration Inventions conceived or created solely by Camurus (or a Third Party acting with or on behalf of Camurus) shall be solely owned by Camurus, shall constitute Camurus IP, and therefore shall be licensed to Ra Pharma pursuant to Section 2.1.

(iii)                              Injection Device Collaboration Inventions conceived or created solely by Ra Pharma (or a Third Party acting with or on behalf of Ra Pharma) shall be solely owned by Ra Pharma. Ra Pharma hereby grants to Camurus a non-exclusive, perpetual, sub- licensable, royalty-free and fully paid-up license under such Injection Device Collaboration Inventions to develop, make or have made, use, sell, offer for sale, market, import, export, distribute, promote, and otherwise commercialize products using such invention that contain any drug formulated with the FC Technology other than (a) a Drug, or (b) provided that Ra Pharma [***] any peptide or protein complement C5 inhibitor to be used in any drug to be used in any of [***].

7.3                                        Prosecution of Patents

(a)     Patent Prosecution of Camurus Platform IP: Camurus shall control the Prosecution of Camurus Platform Patent Rights [***] using Commercially Reasonable Efforts to Prosecute all patent applications forming part of Camurus Platform IP. Camurus shall provide Ra Pharma with an update on the

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

status of the Camurus Platform Patent Rights at each JPT or when requested by Ra Pharma. In the event that, having filed, Camurus declines to further Prosecute any published Camurus Platform Patent Rights having claims covering the Product (as formulated at the time of Camurus’ written notice) in any country of the Territory, Camurus shall provide Ra Pharma with written notice thereof. Such notice shall be given at least [***] ([***]) days prior to the expiration of any official substantive deadline relating to such activities. In any such circumstances and provided that no earlier licensee of Camurus has assumed or been granted, prior to the Effective Date, the right to Prosecute such Platform Patents, Ra Pharma shall have the right to decide that Ra Pharma should continue to Prosecute such Camurus Platform Patents owned by Camurus [***]. In such case, Ra Pharma shall give written notice to Camurus within [***] ([***]) days from Camurus’ notice. Camurus shall upon receipt of any such notice from Ra Pharma transfer to Ra Pharma copies of files relating to the relevant Camurus Platform Patent Rights and [***] execute any documents to otherwise transfer control of such Prosecution to Ra Pharma. Camurus shall remain the owner of such Camurus Platform Patent Rights and Ra Pharma shall provide Camurus the same information and rights required under this Section 7.3 to be provided Ra Pharma concerning the Prosecution of such Patent Rights. The terms of this Section 7.3 shall be subject to the terms of any agreement with a Third Party under which Camurus acquired rights to any such Camurus Platform Patents. From and after the Effective Date, and prior to the assumption by Ra Pharma of the right to Prosecute any Camurus Platform Patent Rights, Camurus shall not offer to any Third Party (that did not have any such right already existing as of the Effective Date) to Prosecute any of the Camurus Platform Patent Rights without first having offered Ra Pharma a right to such Prosecution pursuant to this Section 7.3.

(b)         Patent Prosecution of Ra Pharma Product IP: Ra Pharma shall control the Prosecution of the Patent Rights within Ra Pharma Product IP (“Ra Pharma Product Patent Rights”). Ra Pharma shall control the Prosecution of the Patent Rights within Ra Pharma Product IP (“Ra Pharma Product Patents”) in the Territory [***] using Commercially Reasonable Efforts to Prosecute all patent applications forming part of such Ra Pharma Product Patent Rights. Ra Pharma shall provide Camurus the same information and rights required under Section 7.3(a) to be provided Ra Pharma concerning the Prosecution of such Patent Rights referred therein.

In the event that, having filed Ra Pharma Product Patent claiming a Product, Ra Pharma declines to further Prosecute any such Ra Pharma Product Patents in any Major Market country, Ra Pharma shall provide Camurus with written notice thereof. Such notice shall be given at least [***] ([***]) days prior to the expiration of any official substantive deadline relating to such activities. In any such circumstances Camurus shall have the right to continue to Prosecute such Ra Pharma Product Patent claiming the Product in such Major Market Country [***] and in such case Camurus shall give written notice to Ra Pharma. Ra Pharma shall upon receipt of any such notice from Camurus transfer to Camurus [***] control of such Prosecution.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

As promptly as practicable after the Effective Date (but in no event later than [***] ([***]) months after the Effective Date), Ra Pharma shall file a patent application with the United States Patent and Trademark Office claiming [***] (the “Product Specific Application”). Camurus shall provide Ra Pharma with such information, data generated and/or invention disclosures reasonably requested by Ra Pharma and shall otherwise cooperate with all reasonable requests made by Ra Pharma, in connection with the Prosecution of such Product Specific Application. Ra Pharma shall give Camurus an opportunity to comment upon the draft Product Specific Application before it is filed. Ra Pharma shall consider in good faith any reasonable comments made by Camurus in relation the Product Specific Application. Upon filing Ra Pharma shall promptly provide a copy of the filed Product Specific Application to Camurus. Such patent application shall become part of Ra Pharma Product Patent Rights and shall be owned solely by Ra Pharma. The foregoing shall also apply in respect of any Gated Compound provided that in such case Ra Pharma shall file such further Product Specific Applications within [***] ([***]) months from the date Camurus has notified Ra Pharma that a Ra Pharma macrocyclic compound has passed the Gatekeeping Procedure as set forth in Section 2.5.

(c)                     Patent Prosecution of Joint Collaboration Patents: With respect to the Prosecution of patent applications claiming Joint Collaboration Inventions other than Joint Inventions which are Camurus Collaboration Inventions or Ra Pharma Collaboration Inventions covered by Section 7.2(b) (“Joint Collaboration Patent Rights”), Ra Pharma shall have the right to take such actions as are necessary or appropriate to Prosecute (including filing) Joint Collaboration Patent Rights [***]; provided, that all such patent applications and patents shall be owned jointly. Ra Pharma shall furnish Camurus with draft patent applications regarding such Joint Collaboration Patents and correspondence relating to such Joint Collaboration Patent Rights to and from patent offices throughout the Territory and Ra Pharma shall allow Camurus to comment on draft patent applications and correspondence. Ra Pharma shall obtain Camurus’ written approval (including by email) prior to making any submission to a patent office. The Parties shall agree upon the countries in which patent applications directed to the Joint Collaboration Patent Rights are to be filed. If Ra Pharma determines in its sole discretion not to Prosecute any patent or patent application within the Joint Collaboration Patent Rights in any country, and provided that no other patent applications or patents claiming the same or similar subject matter are then pending or issued in that same country, then Ra Pharma shall provide Camurus with [***] ([***]) days prior written notice (or such shorter time period that would permit Camurus a reasonable opportunity to respond in a timely manner) of such determination and Camurus shall have the right and opportunity to Prosecute such patent application or patent on behalf of the Parties [***]. Camurus shall provide Ra Pharma the same information and rights required above to be provided to Camurus concerning the Prosecution of such Patent Rights.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)          Each Party shall at the expense of the requesting Party execute such documents and take such other actions as may be reasonably requested by the other Party in conjunction with prosecution of patents pursuant to this Section 7.3.

7.4                                        Combined Patent Rights: If, after the Effective Date, any patent filing is desired which is related both to: (i) FC Technology alone or to FC Technology incorporating other active substances or products to the extent not containing a Drug or constituting a Product, on the one hand; and (ii) a Product, on the other hand, and patent claims directed to each of (i) and (ii) can be made based on the same data or study result, the Parties shall coordinate the filing of two patent applications on the same day. The claims of the application relating to (i) shall be directed to the FC Technology alone and/or in combination with active substances, but in all cases not specifically claiming a Drug or Product and further in all cases containing within the application a clear provision disclaiming the Drug and/or Product; and claims of the application relating to (ii) shall be directed solely to the Product. Any such applications having claims specifically and solely to a Product shall become part of the Ra Pharma Product IP and any such applications relating to (i) shall become part of Camurus Platform IP hereunder. For clarity, Camurus may disclose, as examples, in its patent applications Collaboration Inventions regarding the Product as long as Camurus does not specifically disclose the Product in any claim, provided that Ra Pharma has prior thereto or concurrently therewith submitted a patent application disclosing such examples.

7.5                                        Employee Assignment: Each Party shall ensure that any employee of that Party involved in the performance of this Agreement shall be employed on legally binding written terms which require the assignment of all Patent Rights and Know-How resulting from work carried out by that employee to the employing Party. Each Party shall be responsible for all payments to its employees or others, where required, in respect of obtaining rights to any such Patent Rights and Know-How.

7.6                                        Patent Term Extensions: For all patents within any Patent Rights relating to or claiming a Product for which NDA Approval has been obtained, the Parties shall use reasonable efforts, in each country where NDA Approval for a Product has been obtained and the law of such country permits application for a patent term extension (or any supplementary certificate), to apply for a patent term extension (or any supplementary certificate) for one or more selected patent within such Patent Rights chosen [***] with respect to the Territory. Each Party agrees to cooperate with the other Party in the exercise of the authorizations granted under this Section, and to execute such documents and take such additional action as the other Party may reasonably request in connection therewith.

7.7                                        Third Party Intellectual Property: The Parties shall use reasonable efforts to avoid infringing or misappropriating any Third Party’s Patent Rights or other intellectual property rights in conducting any of its activities under this Agreement.

7.8                                        In the case where either Party learns of or discovers an infringement by a Third Party of either any Camurus Platform Patents or any Patent Rights claiming the Drug, the Product or Joint Collaboration Patents by the development, manufacture or sale of any

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

product containing the Drug in the Field (an “Infringing Activity”) may be occurring, such Party shall disclose full details of the potential infringement to the other Party. The right to prosecute such Infringing Activity is set out in Section 7.9, with respect to Patent Rights expressly claiming either the Drug or the Product or Joint Collaboration Patent, and, with respect to Camurus Platform Patents, Section 7.10.

7.9                                        Where an infringement of Patent Rights expressly claiming Drug or Product or of any Joint Collaboration Patents by an Infringing Activity occurs in one or more countries of the Territory, Ra Pharma shall have the first right to, but shall not be obliged to, [***] enforce the same in accordance with the below subparagraphs (i) to (iii).

(i)         Ra Pharma shall have sole conduct of the claim and any proceedings including any counterclaim for invalidity or unenforceability or any declaratory judgment action and including the right to settle. Where Ra Pharma decides to commence proceedings in relation to Patent Rights claiming Drug or Product or any Joint Patents it shall be entitled to require Camurus to join Ra Pharma as co-plaintiff and Camurus shall have the right to join as co-plaintiff. In such case Camurus shall provide all necessary assistance to Ra Pharma in relation to any such proceeding and Ra Pharma shall on demand by Camurus indemnify Camurus against the costs of such activity unless Camurus elects to be separately represented (which shall be [***]), in which case such separate representation shall be [***];

(ii)          if Ra Pharma succeeds in any such infringement proceedings whether at trial or by way of settlement, the proceeds of any award or damages or settlement in respect of such infringement proceedings shall first be applied to reimburse (a) [***] and (b) [***].

(iii)            if Ra Pharma fails to take any such proceedings in respect of any Patent Rights embodying Collaboration Inventions that claim the Product in the Territory, Camurus may give Ra Pharma written notice requesting Ra Pharma to take such proceedings within [***] ([***]) days of the date of notice and if Ra Pharma fails to take such action within said period, Camurus shall be entitled to do so [***] in which case it shall have sole conduct of any claim or proceedings including any counterclaim for invalidity or unenforceability or any declaratory judgment action and shall be entitled to require Ra Pharma to join Camurus as co-plaintiff and Ra Pharma shall have the right to join as co-plaintiff. In such case. Ra Pharma shall provide all necessary assistance to Camurus in relation to such proceedings and Camurus shall on demand by Ra Pharma indemnify Ra Pharma against the costs of such activity, unless Ra Pharma elects to be separately represented (which shall be [***]), in which case such separate representation shall be [***]. Camurus shall have sole right to settle such proceedings (but excluding any counterclaim for invalidity or unenforceability, which shall require the written consent of Ra Pharma not to be unreasonably withheld) provided that such settlement

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

does not include a license under Ra Pharma Patent Rights claiming Product in which case Ra Pharma’s consent to the terms of such license shall be required, such consent not to be unreasonably withheld. If Camurus succeeds in any such proceedings, the proceeds of any award or damages or settlement in respect of such proceedings shall first be applied to reimburse (a) [***] and (b) [***].

7.10                                 Where an infringement of Camurus Platform Patents by an Infringing Activity is occurring in one or more countries of the Territory, Camurus shall have the right to, but shall not be obliged to, [***] enforce the same. If Camurus elects not to enforce the Camurus Platform Patents, then Ra Pharma shall have the right to do so subject the prior written consent of Camurus. If Camurus gives such consent, then the following procedures shall apply in these circumstances:

(i)            Where Ra Pharma has requested and been granted approval by Camurus to commence proceedings in relation to Camurus Platform Patents it shall be entitled to require Camurus to join Ra Pharma as co-plaintiff and Camurus shall have the right to join as co-plaintiff. In such case Camurus shall provide all necessary assistance to Ra Pharma in relation to any such proceeding Ra Pharma shall on demand by Camurus indemnify Camurus against the costs of such activity unless Camurus elects to be separately represented (which shall be [***]), in which case such separate representation shall be [***];

(ii)          if Ra Pharma succeeds in any such infringement proceedings whether at trial or by way of settlement, the proceeds of any award or damages or settlement in respect of such infringement proceedings shall first be applied to reimburse (a) [***] and (b) [***];

(iii)            Ra Pharma shall not enter into a settlement, consent judgment or other voluntary final disposition of an action or claim or counterclaim under this Section 7.10 without the prior written approval of Camurus, not to be unreasonably withheld, conditioned or delayed.

7.11                                 Hatch-Waxman Certifications: If either Party (i) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged NDA that refers to or relies on regulatory documentation for a Product that was submitted by Ra Pharma to any Regulatory Authority, (ii) receives any notice of certification regarding any Patent Rights included in Camurus Patent Rights or Ra Pharma Patent Rights pursuant to the Hatch-Waxman Act claiming that any such Patent Rights are invalid or unenforceable or claiming that the any such Patent Rights will not be infringed by the manufacture, use, marketing or sale of a product for which an ANDA is filed, or (iii) receives any equivalent or similar certification or notice in any other jurisdiction, it shall notify the other Party in writing, identifying the alleged applicant or potential applicant and furnishing the information upon which such determination is based, and

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

provide the other Party a copy of any such notice of certification within [***] ([***]) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth above in Sections 7.9 or 7.10.

8                                                  CONFIDENTIALITY

8.1                                        Except to the extent expressly authorized by this Agreement including in Sections 8.3 and 8.4 or otherwise agreed in writing, each Recipient and its Affiliates and its Sublicensees and licensees in possession of Confidential Information shall maintain such Confidential Information as confidential and use it only for the purposes of this Agreement in accordance with this Section 8. This obligation shall continue for a period equal to the longer of: (a) [***] ([***]) years after the date of expiration or termination of this Agreement; or (b) for so long as the exceptions set out below in the next subsequent paragraph do not apply to the relevant Confidential Information. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance, but in any event no less than reasonable care. Notwithstanding the foregoing, the Recipient of the categories of Confidential Information identified in Section 1.12 inclusive shall be relieved of the confidentiality and limited use obligations of this Agreement to the extent that the Recipient establishes by written evidence that:

(i)         the Confidential Information was previously known to the Recipient from sources other than the Disclosing Party at the time of disclosure and other than under an obligation of confidentiality and non-use;

(ii)           the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure; or

(iii)                 the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the Recipient other than through any act or omission of the Recipient in breach of this Agreement; or

(iv)             the Confidential Information is acquired in good faith in the future by the Recipient from a Third Party who has a lawful right to disclose such information and who is not under an obligation of confidence to the Disclosing Party with respect to such information; or

(v)          the Confidential Information is subsequently developed by or on behalf of the Recipient without use of the Disclosing Party’s Confidential Information.

8.2                                        For clarity, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient unless the combination is in the public domain or in the possession of the Recipient.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.3                                        Notwithstanding the above obligations of confidentiality and non-use a Recipient may:

(i)              disclose Confidential Information to a Regulatory Authority as reasonably necessary to obtain Regulatory Approval in a particular jurisdiction to the extent consistent with the licenses granted under terms of this Agreement; and

(ii)           disclose Confidential Information: (a) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (b) to the extent such disclosure is required to comply with a legal requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under rules governing a stock exchange (e.g., the rules of the United States Securities and Exchange Commission, NASDAQ, NYSE, or any other stock exchange on which securities issued by either Party may be listed); provided, to the extent possible bearing in mind such legal requirements and subject to the next subsequent sentence of this Section 8.3(ii), such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure [***] ([***]) business days in advance of the date on which the disclosure is to be made to enable the other Party to review and provide comments, unless a shorter review time is agreed. If compliance with a legal requirement requires filing of this Agreement, the filing Party shall to the extent possible seek confidential treatment of portions of this Agreement from the relevant competent authority and shall provide the other Party with a copy of the proposed filings at least [***] ([***]) business days prior to filing for the other Party to review any such proposed filing. Each Party agrees that it will obtain its own legal advice with regard to its compliance with legal requirements and will not rely on any statements made by the other Party relating to such legal requirements; and

(iii)           disclose Confidential Information by filing or prosecuting Patent Rights, the filing or prosecution of which is contemplated by this Agreement, without violating the above secrecy provision; it being understood that publication of such filings occurs in some jurisdictions within eighteen (18) months of filing, and that such publication shall not violate the above secrecy provision; and

(iv)             disclose Confidential Information to such Recipient’s employees, Affiliates, contractors (including clinical researchers and CMO), licensees, agents, consultants and potential business partners, as such Recipient reasonably determines is necessary to receive the benefit of the licenses and rights granted or available to it under this Agreement or to fulfil its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 8.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement and breach by such persons of their confidentiality obligations shall be deemed a breach by the Recipient of its confidentiality obligations hereunder; and

(v)       disclose Confidential Information: (a) to its actual or potential investment bankers; (b) to existing and potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business and to actual and prospective lenders for the purpose of obtaining financing for its business and to

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

potential licensees to the FC Technology; and (c) to a bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 8.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement; and

(vi)          disclose Confidential Information to its legal advisers for the purpose of seeking advice.

8.4                                        Nothing in this Section 8 restricts either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever; provided that, to the extent Know-How is exclusively licensed by one Party to the other, the licensor may not continue to use and disclose such Know-How in a manner not consistent with the exclusivity of the license granted.

8.5                                        Other than the press release pertaining to this transaction that the Parties have agreed upon and attached as Exhibit 8.5 to this Agreement and save as permitted in Section 8.2:

(i)            neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior written consent of the other. No such public announcements or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Party; and

(ii)          save as may otherwise be provided herein neither Party shall mention or otherwise use the name or Trademark of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the appropriate individual designated for the purpose by the other Party.

8.6                                        With respect to public disclosure required to be made pursuant to regulatory requirements or stock exchange rules applicable to a Party, each such Party will use reasonable efforts to submit to the other Party a draft of any public announcement (“Proposed Disclosure”) related to the Product for review and comment at least [***] ([***]) business days prior to the date on which such Party plans to make such announcement, and in any event will submit such draft to the other Party at least [***] prior to the release of such Proposed Disclosure, and will review and consider in good faith any comments provided in response by the other Party. If a Party is unable to comply with the foregoing [***] notice requirement because of a legal obligation or stock or securities exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement but will in that case give telephone notice to a senior executive of the other Party and provide a draft of the Proposed Disclosure with as much notice as possible prior to the release of such announcement.

8.7                                        Notwithstanding the foregoing, Camurus shall be entitled to include the name of Ra Pharma within a list of collaborators.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9                                                  REPRESENTATIONS AND WARRANTIES

9.1                                        Mutual Representations and Warranties of Camurus and Ra Pharma

Each of Camurus and Ra Pharma hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)         It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation. It has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires;

(b)         It has all requisite legal and company power and authority to enter into this Agreement and to grant the rights described herein. All company actions on its part, its boards of directors or managers, or similar governing body and its equity holders necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken;

(c)          This Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought); and

(d)         Each Party has and shall continue to have written contracts with all Third Parties (including employees and subcontractors) performing services on its behalf under this Agreement where such services are intended to create inventions that may be Collaboration Inventions that assign to such Party all Collaboration Inventions and rights therein.

9.2                                        Additional Representations and Warranties of Camurus

Camurus hereby further represents and warrants to Ra Pharma as of the Effective Date that:

(a)             Camurus is not aware of any pending actions, suits or other proceedings against it that question the validity of any issued Camurus Platform Patents;

(b)                Camurus is not aware that any of the issued claims of Camurus Platform Patents are invalid;

(c)                         To the extent necessary to grant Ra Pharma the rights provided for in this Agreement, Camurus owns or Controls sufficient rights in the Camurus Platform   IP;

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)                 Camurus, to its knowledge and belief, has supplied Ra Pharma with all material documentation and information, possessed by Camurus with a right to disclose the same to Ra Pharma and which have been requested by Ra Pharma, during the course of due diligence prior to execution of this Agreement; and

(e)               Camurus has not received any oral or written claims, or demands from any Third Party that the research, development, manufacture, use, sale or import of the Camurus Platform IP or the FC Technology aspects of the Product(s) planned to be developed under this Agreement infringe or may infringe or misappropriate the Intellectual Property of any Third Party, and Camurus has no knowledge that a Third Party has any basis for such a claim.

Notwithstanding anything to the contrary in this Agreement, a Party shall not be entitled to make any claims or bring any action against the other Party based on warranties or representations extended under this Agreement to the extent that the circumstances giving rise to such claim or action were known by or disclosed to the claiming Party prior to the Effective Date or could reasonably have been inferred from information disclosed by the other Party.

9.3                                        Disclaimer of Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE LICENSED COMPOUNDS, PRODUCTS, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

10                                           INDEMNIFICATION

10.1                                 Indemnification by Ra Pharma: Except to the extent required to be indemnified by Camurus under Section 10.2, Ra Pharma shall indemnify, defend and hold harmless Camurus, its Affiliates, and its and their respective, directors, officers, employees and agents (collectively the “Camurus Indemnified Party”) against any and all claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, arising out of any claim or action brought by a Third Party (collectively, “Losses”) incurred or suffered by the Camurus Indemnified Party to the extent arising out of or caused by:

(i)                                           the development, use, manufacture distribution, marketing, promotion or sale of Product by or on behalf of Ra Pharma or its Affiliates or Sublicensees in the Territory (including any claims based upon product liability and any claims arising from Camurus or its Affiliates provision of services under the Agreement), unless such Losses relate to or arise from (a) Camurus’ or any Camurus Indemnified Party’s negligence or willful misconduct, or (b)

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

infringement or alleged infringement of any Third Party’s intellectual property rights by use of the FC Technology; or

(ii)                                        the breach by Ra Pharma of one or more of its representations, warranties or other obligations under this Agreement.

10.2                                 Indemnification by Camurus: Except to the extent required to be indemnified by Ra Pharma under Section 10.1, Camurus shall indemnify, defend and hold harmless Ra Pharma, its Affiliates, and its and their respective, directors, officers, employees and agents (collectively the “Ra Pharma Indemnified Party”) against any and all Losses (as defined above) incurred or suffered by the Ra Pharma Indemnified Party to the extent arising out of or caused by

(i)                                     the breach by Camurus of one or more of its representations, warranties or other obligations under this Agreement; unless such Losses relate to or arise from Ra Pharma or Ra Pharma Indemnified Party’s negligence or willful misconduct.

10.3                                 Notification of Liabilities/Losses: In the event that either Party intends to seek indemnification for any claim under any of Clauses 10.1 or 10.2, it shall inform the other Party of the claim promptly after receiving notice of the claim.

(i)                                       In the case of a claim for which Camurus seeks indemnification under Section 10.1, Camurus shall permit Ra Pharma to direct and control the defence of the claim and shall provide such reasonable assistance as is reasonably requested by Ra Pharma (at Ra Pharma’s cost) in the defence of the claim; provided that nothing in this Section 10.3 shall permit Ra Pharma to make any admission on behalf of Camurus, or to settle any claim or litigation which would impose any financial obligations on Camurus without the prior written consent of Camurus, such consent not to be unreasonably withheld or delayed.

(ii)                                    In the case of a claim for which Ra Pharma seeks indemnification under Section 10.2, Ra Pharma shall permit Camurus to direct and control the defence of the claim and shall provide such reasonable assistance as is reasonably requested by Camurus (at Camurus’ cost) in the defence of the claim, provided always that nothing in this Clause 10.3 shall permit Camurus to make any admission on behalf of Ra Pharma, or to settle any claim or litigation which would impose any financial obligations on Ra Pharma without the prior written consent of Ra Pharma, such consent not to be unreasonably withheld or delayed.

10.4                                 Right to Participate in Defense. Without limiting Section 10.3, any indemnitee will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the indemnitee’s own expense unless (a) the employment and reimbursement thereof has been specifically authorized by the indemnifying Party in writing, or (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3 (in which case the indemnified Party will control the defense).

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.5                                 Cooperation: If the indemnifying Party chooses to defend or prosecute any Third Party claim, the indemnified Party will, and will cause each other indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim. Such cooperation will include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making indemnities and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the indemnified Party for all of its reasonable out-of-pocket expenses incurred in connection with such cooperation.

10.6                                 Neither Party limits or excludes its liability for fraudulent misrepresentation nor for death or personal injury arising from its negligence.

10.7                                 Exclusive Remedy: Each Party agrees that its sole and exclusive remedy with respect to Losses shall be pursuant to the indemnification provisions of this Section 10.

10.8                                 Insurance: Immediately upon the first administration of a Product to a human in the Territory by Ra Pharma, its Affiliates or its permitted Sublicensees, and for a period of [***] ([***]) years after the expiration of this Agreement or the earlier termination thereof, Ra Pharma shall maintain a Commercial General Liability Insurance Policy with limits of not less than [***] US Dollars (US$ [***]) per occurrence and [***] US Dollars (US$ [***]) in the aggregate; and a Product/Clinical Trial Liability Insurance policy with limits of at least [***] US Dollars (US$ [***]) per occurrence and [***] US Dollars (US$ [***]) in the aggregate. Both policies shall include contractual liability coverage, and any combination of Primary and Excess/Umbrella Policies may be utilized to maintain the required limits. Upon written request, the insuring Party shall provide the other Party with a certificate of insurance attesting to such coverage. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder.

11                                           TERM AND TERMINATION

11.1                                 Term of Agreement

This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to other provisions of this Section 11, shall continue in full force and effect until the expiration of all Royalty Terms (the “Term”). On a country-by- country and Product-by-Product basis, after expiration of the Royalty Term for the Product in each country in the Territory, Ra Pharma shall have a royalty-free, non- exclusive license to develop, make, have made, use, import, market, promote, distribute, sell, and offer for sale and otherwise exploit such Product in such country.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11.2                                 Ra Pharma may terminate this Agreement without cause on a Product-by-Product basis or in its entirety at any time by giving not less than three (3) months prior written notice.

11.3                                 Termination for Material Breach or Bankruptcy

(a)           Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach and require that the breaching Party cure such breach within sixty (60) days (or, in the case of payment defaults, within thirty (30) days).

(b)                In the event that a material breach by Ra Pharma is not cured within the applicable cure period and without limiting other available remedies, Camurus shall have the right to terminate this Agreement upon written notice within thirty (30) days thereafter and all licenses granted by Camurus to Ra Pharma hereunder shall terminate, subject to the terms of Section 11.4.

(c)                  In the event that a material breach by Camurus is not cured within the applicable cure period and without limiting other available remedies, Ra Pharma shall have the right to terminate this Agreement upon written notice within thirty (30) days thereafter, all licenses and rights granted by Ra Pharma to Camurus hereunder shall terminate, subject to the terms of Section 11.4, and, at Ra Pharma’s option, all licenses granted by Camurus to Ra Pharma hereunder shall continue in full force and effect, subject to the continuing obligation to pay milestone payments, license fees, Royalties and sales milestones. Upon such termination by Ra Pharma for such Camurus material breach, (i) Camurus’ obligations hereunder to provide Know-How and other materials and information to enable the use of such licenses shall continue; and (ii) Camurus’ right to cross-reference and use any Development Data shall terminate except in respect of (x) rights which were previously granted by Camurus to a licensee in the Territory prior to the date of any Third Party, and (y) Camurus’ right to reference Placebo Development Data solely in connection with filing, maintaining, enforcing and defending patent applications and patents covering Camurus Collaboration Inventions.

(d)          Right to Terminate upon Bankruptcy. Either Party may, without limiting other available remedies, terminate this Agreement, in whole by notice to the other Party in the event (a) the other Party shall have become bankrupt or shall have made an assignment for the benefit of its creditors; (b) there shall have been appointed a trustee or receiver for the other Party or for all or a substantial part of its property; or (c) any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, and any such event shall have continued for sixty (60) days undisputed, undismissed, unbonded and/or undischarged.

11.4                                 Effect of Termination: Upon termination of this Agreement by either Party for any reason (other than termination by Ra Pharma pursuant to Section 11.3):

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)                    all licenses granted by Camurus shall terminate (including all rights to use any Camurus Platform IP);

(b)                    Camurus licenses and rights under Sections 2.4, 3.7 and 7.2(g) shall continue, subject to all indemnity and other obligations of Camurus hereunder in respect thereof;

(c)                     Ra Pharma shall discontinue Prosecution of any Patent Rights claiming solely the Product; and

(d)                    Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

11.5                                 Termination for Patent Challenge: In the event that either Party or any of its Affiliates or Sublicensees commences or otherwise pursues, directly or indirectly (or voluntarily assists Third Parties to do so, other than as required by law or legal process), any proceeding seeking to have any of the other Party’s Patent Rights forming part of Camurus Platform IP or Ra Pharma Product IP, as the case may be, revoked or declared invalid, unpatentable, or unenforceable, the other Party may declare a material breach hereunder with immediate effect. Furthermore, Camurus shall have the right to declare material breach hereunder with immediate effect if Ra Pharma claims that any of the Camurus Platform IP is invalid as a reason for not paying full royalties.

11.6                                 Surviving Provisions: Except as otherwise provided in Section 11.30 above, in addition to the Sections that are expressly stated to survive termination, the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: Sections 8, 10 and 12.13.

12                                           MISCELLANEOUS PROVISIONS

12.1                                 Consequential Damages

IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES AS WELL AS LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTION 10 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY AND NOTHING IN THIS SECTION 12.1 IS INTENDED TO LIMIT RA PHARMA’S PAYMENT OBLIGATIONS UNDER SECTION 5.

12.2                                 Assignment: Neither Party shall have the right to assign this Agreement, nor any of its rights hereunder, nor delegate any of its obligations hereunder, without the prior

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) Camurus and Ra Pharma may assign this Agreement to any purchaser of all or substantially all of its assets or to any successor entity resulting from any merger or consolidation of Camurus or Ra Pharma with or into such entity, or (ii) Camurus and Ra Pharma may assign this Agreement to any of its Affiliates but only for as long as such Affiliate remains an Affiliate of the assigning Party provided that such Affiliate agrees to be bound hereunder. Any attempt to assign this Agreement in breach of the foregoing shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns.

12.3                                 Further Actions: Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4                                 Compliance with Laws: Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all applicable laws, rules, ordinances, regulations and guidelines. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all such laws, rules, ordinances, regulations and guidelines of all governmental entities, bureaus, and agencies having jurisdiction pertaining to this Agreement, including obtaining all import, export and other permits, certificates, licenses or the like required by such laws, rules, ordinances, regulations and guidelines necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

12.5                                 Force Majeure: Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, and acts of any governmental authority; provided, that the Party so affected shall give prompt notice thereof to the other. If any such cause prevents either Party from performing any of its material obligations hereunder for more than ninety (90) days, the other Party may then terminate this Agreement upon thirty (30) days prior notice. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

12.6                                 Notices: All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile transmission (receipt verified), [***] ([***]) days after mailed by registered or certified air mail (return receipt requested), postage prepaid, or [***] ([***]) days after sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If to Camurus, addressed to:

Camurus AB

att: CEO

Ideon Science Park, Sölvegatan 41, 223 62 Lund, Sweden

If to Ra Pharma, addressed to:

Ra Pharma

att: CEO

87 Cambridge Park Drive,

Cambridge, Massachusetts

12.7                                 Amendment: No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in a writing that explicitly refers to this Agreement and that is signed by a duly authorized officer of each Party.

12.8                                 Waiver: Except to the extent otherwise expressly set forth in this Agreement, the rights and remedies of the Parties set forth herein or otherwise available at law or equity are cumulative and not alternative. No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.9                                 Counterparts: This Agreement shall be executed in two or more counterparts, each of which shall contain the signature of the Parties and all such counterparts shall constitute one and the same agreement.

12.10                          Descriptive Headings: The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11                          Severability: Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the Parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties that is enforceable.

12.12                          Entire Agreement: This Agreement shall constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof. The Confidentiality Agreement previously entered into between the Parties shall terminate as of the Effective Date and the Parties rights and obligations in respect of the Confidential Information disclosed under the Confidentiality Agreement shall be governed by this Agreement.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.13                          Governing Law: This Agreement and all disputes arising out of it (including non- contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of England and Wales, without regard to the choice of law provisions thereof.

12.14                          Dispute Resolution

(a)         The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, either Party may, by written notice to the other, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within [***] ([***]) days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers are as follows.

For Camurus: Chief Executive Officer

For Ra Pharma: Chief Executive Officer

(b)         In the event that they shall be unable to resolve the dispute by executive mediation within such [***] ([***]) day period, then subject to Section 7.2, the dispute shall be finally settled by confidential, binding arbitration as provided below.

(c)          Any arbitration proceeding shall be administered by the Arbitration Institute of International Chamber of Commerce. The place of arbitration shall be London, England. The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both Parties.

(d)         The procedures specified in this Section 12.14 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties shall continue to participate in good faith in the procedures specified in this Section 12.14.

12.15                          Independent Contractors: Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or otherwise authorized in writing.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[Remainder of Page Intentionally Left Blank - Signature Pages to Follow]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

This Agreement has been executed in two (2) original copies of which the (Parties) have taken one (1) each. The Agreement shall come into force on the date given at the beginning of this Agreement.

For and on behalf of Camurus AB

Date:

Full name: Fredrik Tiberg

Position: CEO

For and on behalf of Ra Pharma Inc.,

Date:

Full name:

Position:

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1.4

CAMURUS PLATFORM IP AND

CAMURUS PLATFORM PATENT RIGHTS

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1.6

CAMURUS TRADEMARKS

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1.16 DEVELOPMENT PLAN

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1.18

DRUG CHEMICAL STRUCTURE

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1.18(b) Metabolites

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 7.2 (c)

EXPERT’S DETERMINATION

[***]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 8.5

PRESS RELEASE

Ra Pharmaceuticals and Camurus Announce Exclusive License Agreement for FluidCrystal® Extended Release Formulation of Zilucoplan

FluidCrystal® extended release formulation of zilucoplan achieved rapid and sustained pharmacodynamic inhibition of complement C5 in non-human primates, supporting at least once weekly dosing

Cambridge, Mass., and Lund, Sweden — July 16, 2019 —Ra Pharmaceuticals, Inc. (Nasdaq: RARX) and Camurus AB (Nasdaq STO: CAMX) today announced an exclusive worldwide license agreement for the use of Camurus’s proprietary FluidCrystal® (FC) technology to develop, manufacture, and commercialize a long-acting formulation of zilucoplan, Ra Pharma’s complement component 5 (C5) inhibitor in development for the treatment of multiple complement-mediated disorders.

“Ra is committed to delivering convenient and accessible products for managing C5-mediated diseases. Building on the strength of our daily formulation, which offers a quick, low volume injection and room temperature storage, the FluidCrystal® extended release (XR) formulation of zilucoplan has the potential to control disease for at least seven days from a single subcutaneous dose without the need for intravenous loading, on-body infusion devices, tissue-degrading enzymes, or permeation enhancers. The promising data from our pre-clinical studies conducted with Camurus, the potential for cost-effective manufacturing, and Camurus’s proven late-stage regulatory experience with FluidCrystal® were compelling reasons to add the FluidCrystal® technology into our zilucoplan XR life- cycle extension program,” said Doug Treco, Ph.D., President and Chief Executive Officer of Ra Pharma.

In pre-clinical testing, a single dose of the FC XR formulation of zilucoplan in non-human primates rapidly achieved and maintained target levels of complement inhibition for at least seven days without the need for an intravenous loading regimen (see Figure 1 below).

“The partnership with Ra Pharma follows the successful completion of a feasibility study of the FluidCrystal® extended release zilucoplan injection, which met formulation, pharmacokinetic, and tolerability target specifications,” said Fredrik Tiberg, President & CEO of Camurus. “We look forward to the next phase of our collaboration with Ra Pharma and initiating clinical development of a new promising product candidate based on our unique FluidCrystal® technology.”

Under the agreement, Camurus will receive an upfront payment of $2 million and is eligible to receive up to $14.5 million in development milestones and other license payments, up to $55 million in sales milestones, and tiered single digit royalty payments on product sales related to the FC XR formulation of zilucoplan.

Figure 1: Inhibition of ex-vivo sheep red blood cell hemolysis assay following a single subcutaneous dose of FC XR formulation of zilucoplan in cynomolgus monkeys (mean+sem, n=4).

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

About Zilucoplan

Ra Pharma is developing zilucoplan and zilucoplan extended release (XR) for generalized myasthenia gravis (gMG), immune-mediated necrotizing myopathy (IMNM), and other tissue-based, complement- mediated disorders with high unmet medical need. The product candidates are designed for convenient subcutaneous (SC) self-administration. Zilucoplan is an investigational, synthetic, macrocyclic peptide discovered using Ra Pharma’s powerful proprietary drug discovery technology. The peptide is designed to bind complement component 5 (C5) with sub-nanomolar affinity and allosterically inhibit its cleavage into C5a and C5b upon activation of the classical, alternative, or lectin pathways.

About FluidCrystal® Injection Depot

The FluidCrystal® injection depot delivers therapeutic levels of drug substance over selected extended periods — from days to months — from a single injection. The FluidCrystal® injection depot offers a liquid solution that transforms into a controlled release, biodegradable liquid crystal gel matrix in situ on contact with minute quantities of aqueous fluid at the injection site. Medicines based on the FluidCrystal® injection depot can be administered by the patients themselves or by healthcare professionals, without time-consuming and complicated reconstitution procedures. The technology is validated by approvals of Buvidal® in the EU and Australia and by the Brixadi™ tentative approval in the US and has been studied in more than 20 completed clinical trials. FluidCrystal® is a registered trademark of Camurus AB.

About Ra Pharmaceuticals

Ra Pharmaceuticals is a clinical-stage biopharmaceutical company focused on leading the field of complement biology to bring innovative and accessible therapies to patients with rare diseases. The Company discovers and develops peptides and small molecules to target key components of the complement cascade. For more information, please visit: www.rapharma.com.

About Camurus

Camurus is a Swedish science-led biopharmaceutical company committed to developing and commercialising innovative and differentiated medicines for the treatment of severe and chronic conditions. New drug products with best-in-class potential are conceived based on the company’s proprietary FluidCrystal® drug delivery technologies and its extensive R&D expertise. Camurus’s clinical pipeline includes products for the treatment of cancer, endocrine diseases, pain and addiction, which are developed in-house and in collaboration with international pharmaceutical companies. The company’s shares are listed on Nasdaq Stockholm under the ticker CAMX. For more information, visit www.camurus.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Ra Pharma’s collaboration agreement with Camurus and potential payments thereunder, statements regarding the potential, safety, efficacy, and regulatory and clinical progress of Ra Pharma’s product candidates,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

including without limitation the zilucoplan FluidCrystal® extended release program, beliefs regarding preclinical study data, and statements regarding trial design, timeline, and enrollment of Ra Pharma’s ongoing and planned clinical programs, including without limitation the clinical development of the zilucoplan FluidCrystal® extended release formulation. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Ra Pharma’s product candidates, including zilucoplan, will not successfully be developed or commercialized, in the timeframe we expect or at all; as well as the other factors discussed in the “Risk Factors” section in Ra Pharma’s most recently filed Annual Report on Form 10-K, as well as other risks detailed in Ra Pharma’s subsequent filings with the Securities and Exchange Commission. There can be no assurance that the actual results or developments anticipated by Ra Pharma will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Ra Pharma. All information in this press release is as of the date of the release, and Ra Pharma undertakes no duty to update this information unless required by law.

Contact:

Ra Pharmaceuticals, Inc.

Investors:

Ra Pharmaceuticals, Inc.

Natalie Wildenradt, 617-674-9874

nwildenradt@rapharma.com

Media:

Argot Partners

David Rosen, 212-600-1902

david.rosen@argotpartners.com

Camurus AB

Fredrik Tiberg, President & CEO

Tel. +46 (0)46 286 46 92

ir@camurus.com

Fredrik Joabsson, Chief Business Development Officer

Tel. +46 (0)70 776 17 37

ir@camurus.com